Exhibit 99.1

Alussa Energy Acquisition Corp. II Announces the Separate Trading of its Class A Ordinary Shares and Warrants

NEW YORK, NEW YORK, Jan. 5, 2025 (GLOBE NEWSWIRE) – Alussa Energy Acquisition Corp. II (“Alussa II” or the “Company”) announced today that, effective immediately, holders of the units sold in the Company’s initial public offering may elect to separate the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “ALUB” and “ALUB WS,” respectively from January 6, 2026. Those units not separated will continue to trade on NYSE under the symbol “ALUB U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made solely by means of a prospectus, copies of which may be obtained from Santander US Capital Markets LLC, Attention: Capital Markets, 437 Madison Avenue, New York, New York 10022. Copies of the registration statement relating to the offering are also available on the SEC’s website, www.sec.gov.

About Alussa Energy Acquisition Corp. II

Alussa II is a blank check company incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Alussa II is led by Chief Executive Officer Ole Slorer and Chief Financial Officer Benjamin W. Atkins. While the Company may pursue an initial business combination target in any industry or geographic location, the Company intends to focus its search on high potential businesses in the energy and power infrastructure sectors. For more information, please visit www.alussaenergy.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Ben Atkins

ben@alussaenergy.com